Consent of Independent Registered Public Accounting Firm

The Board of Directors

Prudential Jennison Mid-Cap Growth Fund, Inc.:

We consent to the use of our report dated October 16, 2018, with respect to the financial statements and financial highlights of PGIM Jennison Mid-Cap Growth Fund (formerly Prudential Jennison Mid-Cap Growth Fund, Inc.) as of August 31, 2018, and for the respective years or periods presented therein, incorporated by reference herein. We also consent to the references to our firm under the headings “Financial Highlights” in the prospectus and “Other Service Providers – Independent Registered Public Accounting Firm” and “Financial Statements” in the statement of additional information.

New York, New York

October 25, 2018